Exhibit 99.1

Former U.S. Senator Joe Manchin to Step Down

from Ramaco Resources Board of Directors - Company expresses deep appreciation for his dedicated service, counsel and continued support

LEXINGTON, Ky., Sept. 10, 2026 /PRNewswire/ - Ramaco Resources, Inc. (NASDAQ: METC, METCB) (“Ramaco” or the “Company”) today announced that former U.S. Senator Joe Manchin will step down from the Company’s Board of Directors to devote more of his time and attention towards his independent leadership council movement with his daughter Heather. Ramaco said it fully understands and respects Senator Manchin’s decision.

The Company expressed its gratitude for the perspective, judgment and public-service experience he brought to the Board, as well as for his steadfast support of Ramaco, its employees and its mission.

“We are deeply appreciative of Senator Manchin’s dedicated service and the valuable input he brought to our Board,” said Randall W. Atkins, Ramaco’s Chairman and Chief Executive Officer. “Senator Manchin’s insight, experience and commitment to American energy, industry and economic security added tremendous value to our work. We have great respect for his decision and we fully understand the time commitment that mission requires. Senator Manchin remains a valued friend of Ramaco, and we wish him every success as he continues serving the country in this important effort.”

“I have truly enjoyed my time with Ramaco and have tremendous respect for the people who make this company what it is. From my fellow board members and associates to the entire staff, I have been grateful to be part of such an impressive organization and such a close-knit family,” said Senator Manchin. “While I am stepping away from the Board, I remain a strong supporter of Ramaco and will do everything I can to help the company continue to succeed. I am deeply appreciative of the friendships I have made and the opportunity to have been part of the Ramaco family.”

Ramaco looks forward to maintaining its strong relationship with Senator Manchin and appreciates his commitment to remain a supporter of the Company.

About Ramaco Resources

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and exploring a coal, rare earth and other critical minerals project in Wyoming. The Company’s executive offices are located in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth element and other critical mineral exploration stage property near Sheridan, Wyoming (the “Brook Mine”). The Brook Mine remains an exploration stage property, and no assurance can be given that it will be successfully developed into a commercial scale mine or that any inferred mineral resources estimated will be converted into higher confidence mineral resources or eventually mineral reserves. Contiguous to the Brook Mine, the Company operates a carbon research facility related to the potential production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of more than 70 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com.

Point of Contact

George Cpin

VP, Finance & Investor Relations

info@ramacometc.com or 859-244-7455